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                                                                  EXHIBIT 5(a)

                                [LETTERHEAD]


August 28, 1996


TNP Enterprises, Inc.
4100 International Plaza
P.O. Box 2943
Fort Worth, Texas 76113

Re:  Registration of 2,000,000 shares of Common Stock of TNP Enterprises, Inc.

Ladies and Gentlemen:

We have acted as counsel to TNP Enterprises, Inc., a Texas corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-3 and the amendments thereto (as amended, the "Registration Statement") originally filed on August 28, 1996, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale by the Company of 2,000,000 shares (the "Shares") of its Common Stock, no par value ("Common Stock"), assuming the full exercise of the Underwriters' over-allotment option.

In connection therewith, we have examined and relied upon originals, or copies certified to our satisfaction, of (i) the Articles of Incorporation of the Company and the Bylaws of the Company; (ii) the minutes and records of the corporate proceedings of the Company with respect to the issuance by the Company of the Shares; (iii) the Registration Statement and all exhibits thereto; (iv) the form of Underwriting Agreement to be entered into by and among the Company and Smith Barney Inc., Edward D. Jones & Co., L.P. and Legg Mason Wood Walker, Inc., as representatives (the "Representatives") of the various Underwriters named therein, as contemplated by the Registration Statement (the "Underwriting Agreement"); and (v) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein. The laws covered by the opinions expressed herein are limited to the federal laws of the United States and the laws of the State of Texas. No opinions are expressed herein with respect to the effect of any laws, rules or regulations relating to electric utility regulatory matters.

In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof. As to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions and other

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                                [LETTERHEAD]

TNP Enterprises, Inc.
August 28, 1996
Page 2

documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company and its subsidiaries or governmental officials. We also have assumed that the Underwriting Agreement will be duly executed by the parties thereto.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms of the Underwriting Agreement and upon passage of pricing resolutions by the Financing Committee of the Company's Board of Directors, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under "Legal Matters" in the Prospectus forming a part of such Registration Statement.

Very truly yours,


/s/ Haynes and Boone, LLP
Haynes and Boone, LLP